NORTHLAND CRANBERRIES, INC.
   SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT TO
                              REVOLVING CREDIT NOTE



Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60690

Ladies and Gentlemen:

      Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of October 3, 1997 as previously amended and currently in effect (the "Credit Agreement"), between Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

      The Company has requested that the Bank increase the amount of the Revolving Credit Commitment from $75,000,000 to $95,000,000 and make certain other amendments to the Credit Agreement and the Bank is willing to do so under the terms and conditions set forth in this agreement (herein, this "Amendment").

1.    AMENDMENTS TO CREDIT AGREEMENT.

      Upon the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement shall be and hereby is further amended as follows:

      (a) Section 1.1(a) of the Credit Agreement shall be amended by striking the amount "$75,000,000" appearing therein and substituting therefor the amount "$95,000,000".

      (b) Section 7.16 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

            "Section 7.16. Distributions. The Company will not, nor will it permit any Material Subsidiary to, directly or indirectly, (a) declare, make or incur any liability to pay any dividend on or make any other distribution in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) purchase, repurchase or otherwise acquire or retire any of its capital stock; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing the Company may (i) repurchase its capital stock provided the aggregate amount expended for such repurchases does not exceed
            $2,000,000,  (ii)  declare  and pay  dividends  in an amount  not to


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            exceed $0.04 per share with respect to the Company's earnings during each fiscal quarter of the Company's fiscal years ending August 31, 1997 and August 31, 1998 and during the first fiscal quarter of the Company's 1999 fiscal year (it being understood that such dividend may be declared and paid in the second fiscal quarter of the Company's 1999 fiscal year), and (iii) during each fiscal quarter of the Company ending after November 30, 1998, declare and pay dividends in an amount not to exceed 50% of the Company's Net Income for the period beginning September 1, 1998 and ending on the last day of the most recent fiscal quarter."

      (c) Exhibit A to the Credit Agreement and the Revolving Credit Note shall each be amended by (i) replacing the amount "$75,000,000" appearing in the upper left corner thereof with the amount "$95,000,000" and (ii) replacing the phrase "Seventy-Five Million Dollars ($75,000,000)" appearing in the first paragraph thereof with the phrase "Ninety-Five Million Dollars ($95,000,000)".

      (d) The Bank shall type the following legend on Revolving Credit Note:

            "This Note has been amended by a Second Amendment to Amended and Restated Credit Agreement and Amendment to Revolving Credit Note dated as of November 20, 1998 between the Company and the Bank, including a change in the principal amount hereof, to which Amendment reference is hereby made for a statement of the terms thereof."

2.    SENECA JUICE ACQUISITION AND WAIVER.

      The Company has informed the Bank that it intends to acquire substantially all of the assets of the juice division of Seneca Foods Corporation and has requested that the Bank consent to such acquisition. Section 7.22 of the Credit Agreement prohibits the Company from expending more than $6,000,000 for capital expenditures in any fiscal year. Upon the execution of this Agreement by the Bank, the Participants and the Company in the space provided for that purpose below, the Bank hereby (i) consents to the Company's acquisition of substantially all of the assets of the juice division of Seneca Foods Corporation for approximately $35,000,000 (the "Acquisition") with the Company financing the Acquisition with the proceeds of Revolving Credit Loans and with the Acquisition otherwise occurring on terms and conditions substantially identical to those heretofore disclosed to the Bank and (ii) waives Section 7.22 to the extent necessary to permit the Acquisition.

3.    CONDITIONS PRECEDENT.

      The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

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            (a) The Company and the Bank shall have executed and delivered  this
      Amendment and the Participants shall have consented to this Amendment in the space provided for that purpose below.

            (b) The Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                  (i) supplements to the existing Collateral Documents to confirm and assure that the same secure the various obligations of the Company under the Credit Agreement as amended hereby;

                 (ii) endorsements (or binding commitments therefor) to each existing policy of title insurance insuring the liens of those existing Collateral Documents creating liens on real property to confirm that such policy insures that such Collateral Documents, as supplemented and contemplated by this Amendment, secure the various obligations of the Company under the Credit Agreement as amended hereby.

            (c) Minot Food Packers, Inc. ("Minot") shall have executed and delivered to the Bank a Security Agreement Re: Inventory, Farm Products and Receivables in form and substance satisfactory to the Bank, along with such Uniform Commercial Code financing statements as the Bank may require.

            (d) The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and the other instruments and documents contemplated hereby to the extent the Bank or its counsel may reasonably request, including without limitation, copies of resolutions adopted by the board of directors of the Company and of Minot (certified by the secretary or assistant secretary of each such corporation) authorizing the execution and delivery of the instruments and documents contemplated hereby.

            (e) Legal matters incident to the execution and delivery of this Amendment and the other instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel and the Bank shall have received the favorable written opinion of counsel for the Company and Minot in form and substance satisfactory to the Bank.

            (f) The Participants and the Bank shall have executed and delivered a First Amendment to Second Amended and Restated Participation Agreement and the Company shall have consented thereto.

      In the event that all of the foregoing conditions are satisfied except for condition (b)(i) with respect to Collateral Documents creating liens on real property and condition (b)(ii), then in that event, this Amendment shall become effective but the Company shall, not later than

January 29, 1999, provide to the Bank the supplements to Collateral Documents creating liens on real property and the endorsements which will satisfy such conditions.

4.    REPRESENTATIONS.

      In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof, the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

5.    MISCELLANEOUS.

      (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     (b) The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

     (c) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.



                            [Signature Pages Follow]

      Dated as of this 20th day of November, 1998.

                                       NORTHLAND CRANBERRIES, INC.



                                       By
                                          Its

      Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                                       HARRIS TRUST AND SAVINGS BANK



                                       By
                                         Its Vice President

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



      Consented and agreed to as of the date and year last above written.

                                       MERCANTILE BANK NATIONAL ASSOCIATION



                                       By
                                          Its


                                       NORWEST BANK MINNESOTA, NATIONAL
                                       ASSOCIATION



                                       By
                                          Its


                                       FIRSTAR BANK MILWAUKEE, N.A.



                                       By
                                          Its


                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION



                                       By
                                          Its


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